Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Graf Acquisition Partners IV LLC
Address of Joint Filer:	c/o Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
Relationship of Joint Filer to Issuer:	10% Owner
Issuer Name and Ticker or Trading Symbol:	Graf Acquisition Corp. IV [GFOR]
Date of Event Requiring Statement:
(Month/Day/Year):	07/14/2021
Designated Filer:	Graf Acquisition Partners IV LLC

Name of Joint Filer:	James A. Graf
Address of Joint Filer:	c/o Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
Relationship of Joint Filer to Issuer:	Officer (Chief Executive Officer), 10% Owner
Issuer Name and Ticker or Trading Symbol:	Graf Acquisition Corp. IV [GFOR]
Date of Event Requiring Statement:
(Month/Day/Year):	07/14/2021
Designated Filer:	Graf Acquisition Partners IV LLC